Exhibit 10.5

CAPITAL COMMITMENT AGREEMENT

UtiliPoint International, Inc., a New Mexico corporation (“UtiliPoint”) has contributed and shall continue to contribute monies to The Intelligent Project, LLC, a Delaware limited liability company (the “Company”) in such amounts and at such times as the Company determines, in its sole discretion, up to the sum of $200,000.  On the date hereof, UtiliPoint has advanced the sum of $0.

1.           Contribution Obligation.  UtiliPoint hereby commits to make capital contributions to the Company in an aggregate amount up to $200,000 at such times and in such amounts as requested by the Company in writing; provided that, in no event will any single request for a capital contribution be for an amount greater than $25,000.  The Company will give UtiliPoint not less than ten (10) days written notice before each such capital contribution is due, and will specify in the notice the date the capital contribution will be due and the amount of the capital contribution (a “Capital Call Notice”).  In addition, IP shall make no new requests until at least 10 days has passed since the last previous Capital Call Notice.  UtiliPoint shall make all capital contributions to the Company by wire transfer of immediately available funds, in U.S. Dollars, to the bank account of the Company as shall be designated in the notice.  UtiliPoint’s obligation to make capital commitments hereunder shall terminate on the one (1) year anniversary of this Capital Commitment Agreement.

2.           Default.    The Company is entitled to enforce the obligations of UtiliPoint to make the capital contributions specified in this Capital Commitment Agreement. The Company has all rights and remedies available at law or equity if any such capital contribution is not so made.  No part of any distribution pursuant to the Company’s limited liability company agreement shall be paid to UtiliPoint if there is then due and owing to the Company, at the time of such distribution, any amount required to be paid to the Company by UtiliPoint hereunder.  The Company may either (i) apply all or part of any such withheld distribution in satisfaction of the amount then due to the Company from UtiliPoint or (ii) withhold such distribution until all amounts then due are paid to the Company by UtiliPoint.  Upon payment of all amounts due to the Company (by application of withheld distributions or otherwise), the Company shall distribute any unapplied balance of any such withheld distribution to UtiliPoint.  No interest shall be payable on the amount of any distribution withheld by the Company pursuant to this Section  Notwithstanding the foregoing, Company acknowledges that Knox Lawrence International, LLC, a Delaware limited liability company (“KLI”) intends to make capital contributions to UtiliPoint in the aggregate amount of $200,000 (in a similar manner to previous contributions), which UtiliPoint intends to use to satisfy its obligations hereunder.  Notwithstanding anything to the contrary herein, it shall not be a default by UtiliPoint under this Capital Commitment Agreement if it fails to make a capital contribution because it has not received sufficient funds from KLI to make such capital contribution.

3.           Assignment.  The rights and obligations of the Company and UtiliPoint will be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties.

4.           Waiver and Amendment.  Any provision of this Capital Commitment Agreement may be amended, waived or modified upon the written consent of the Company and UtiliPoint.

5.           Notices.  Any notices, requests, demands and other communications required or permitted to be given under this Agreement will be in writing and, except as otherwise specified in writing, will be given by personal delivery, facsimile transmission, express courier service or by registered or certified mail, postage prepaid, return receipt requested:

If to UtiliPoint:	6000 Uptown Blvd.
Suite 314
Albuquerque, NM 87110
Attn: CD Hobbs
Telephone: (505) 244-7600
Facsimile: (505) 244-7658

If to Company	Purdue Research Park
3000 Kent Avenue
West Lafayette, IN 47906-1075
Attn: David E. Steele
Telephone: (765) 588-3838
Facsimile: (314) 824-0404

or to such other addresses as either party hereto may from time to time give notice of (complying as to delivery with the terms of this Section 5) to the other. Notice by registered or certified mail will be effective three days after deposit in the United States mail. Notice by any other permitted means will be effective upon receipt.

6.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

7.           Severability.  If one or more provisions of this Capital Commitment Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Capital Commitment Agreement and the balance of the Capital Commitment Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.           Time of the Essence. Time is of the essence of this Capital Commitment Agreement.

9.           Headings; References.  All headings used herein are used for convenience only and will not be used to construe or interpret this Capital Commitment Agreement.  Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Capital Commitment Agreement to be entered into as of July 1, 2009.

THE COMPANY

The Intelligent Project, LLC

By :__/s/ David E. Steele__________

Name: _David E. Steele___________

Title: _Senior Managing Director_____

UTILIPOINT UtiliPoint International, Inc. By: /s/ CD Hobbs_________________ Name: _CD Hobbs________________ Title: President & CEO_____________

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